Exhibit 10.9

Amendment to the Morgan Stanley DW Inc. Financial Advisor Productivity Compensation Plan

Financial Advisor Productivity Compensation Plan (the “Financial Advisor Plan”)

Section VII(e) of the Financial Advisor Plan is amended to read in its entirety as follows:

Notwithstanding the foregoing provisions of this Section VII, Morgan Stanley reserves the right to accelerate the vesting and payment of any cash, Stock or Stock Units awarded pursuant to Sections V(a) and V(b) of the Plan, subject to the provisions of Appendix A hereof. The Committee reserves the right to accelerate the vesting of any Stock or Stock Units awarded pursuant to Section V(d) of the Plan; provided that if the award of such Stock or Stock Unit was made subject to Appendix A hereof, then vesting of such Stock or Stock Unit shall be subject to Appendix A hereof. Notwithstanding the two preceding sentences, Morgan Stanley shall not have any right to accelerate the vesting or payment of any cash, Stock or Stock Units awarded pursuant to the Plan to the extent such right is prohibited by Section 409A of the Internal Revenue Code of 1986, as amended, or the regulations and guidance thereunder (or any successor provisions thereto) or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of such vesting or payment.